EXHIBIT 99.1

Technology Consulting Partners, Inc. Announces Signing of Definitive Agreement With TechnoConcepts, Inc.

December 22, 2003 00:32:00 AM ET

Technology Consulting Partners, Inc. ("TCPT") TCPT, announced today it has signed a definitive agreement for its acquisition of TechnoConcepts, Inc. ("TechnoConcepts") in a share for share exchange. TechnoConcepts is a development stage company focused on the commercialization of its proprietary Software Defined Radio technology called True Software Radio. A Software Defined Radio is a wireless communications device that uses software instead of hardware to perform all of its signal processing, giving it the ability to support any and all wireless standards simultaneously.

The Agreement calls for TCPT, in exchange for 100% of the share capital of TechnoConcepts, to issue to TechnoConcepts shareholders six million common shares and convertible preferred shares. The closing is subject to shareholder approval and the satisfaction of certain conditions. Assuming all of the conditions to the business combination are satisfied it is expected to be finalized within sixty days. TCPT also plans to change its name to TechnoConcepts, Inc.

TCPT President Rick Clark said, "We are excited about the business and value TechnoConcepts brings to our Company." Antonio E. Turgeon, President and CEO of TechnoConcepts stated, "The wireless communications industry is in a state of technological disarray with competing protocols, frequencies, data rate standards and incompatible technologies. While efforts have been made by some manufacturers to push the majority of users towards a single protocol, the number of different protocols, with different application purposes continues to grow. We believe that the only technology capable of achieving convergence between varied protocols is True Software Radio, which will enable new business models in wireless communications with evolving third and fourth generation standards, services and applications."

About TechnoConcepts, Inc.

TechnoConcepts Inc. was formed on July 3, 1991 as a research and development corporation specializing in wireless and fiber optic communication solutions for U.S. defense and commercial contractors. The company is located in Southern California and its services have been provided to clients such as the U.S. Departments of Energy and Defense, Northrop, Hughes, and Omnipoint resulting in the development of key patents related to TechnoConcepts' True Software Radio technology. By 1999 TechnoConcepts had developed a prototype of its core wireless technology and by 2000 it had refocused its business towards the commercialization of this patented technology that aims to revolutionize wireless communications benefiting the consumer as well as the solutions provider.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain shareholder approval, the future market price of TCPT common stock and TechnoConcepts' ability to obtain the necessary financing.

Contact Information: Technology Consulting Partners, Inc. Rick Clark, 303-683-1535

or TechnoConcepts, Inc.

Antonio E. Turgeon, 818-206-3040

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